Exhibit 3.1(a)(ii)
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                              CERTIFICATE OF CHANGE

                                       OF

                         MONETARY MANAGEMENT CORPORATION

               UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW



               WE, THE UNDERSIGNED, Gene LoBell and Howard Topol Roberts, being respectively the President and the Secretary of Monetary Management Corporation, hereby certify:

               1.   The name of the corporation is Monetary Management
     Corporation.

               2. The Certificate of Incorporation of said corporation was filed by the Department of State on September 28, 1979.

               3.   The following was authorized by the Board of Directors:
                    To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him from c/o C T Corporation System, 1633 Broadway, New York, N.Y. 10019 to 345 Hudson Street, New York, N.Y. 10014.

                    To revoke the designation of C T CORPORATION SYSTEM, 1633 Broadway, New York, N.Y. 10019 as its registered agent in New York upon whom all process against the corporation may be served.





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               IN WITNESS WHEREOF, we have signed this certificate on the
     10th day of November, 1981 and we affirm the statements contained therein as true under penalties of perjury.



                                  /s/ Gene Lobell
                                  -----------------------------------------
                                  Gene LoBell, President



                                  /s/ Howard Topol Roberts
                                  -----------------------------------------
                                  Howard Topol Roberts, Secretary






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